REGISTRATION NO. 333-______

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM S-3

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

GENEREX BIOTECHNOLOGY CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	98-0178636
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

33 HARBOUR SQUARE, SUITE 202
TORONTO, ONTARIO
CANADA M5J 2G2
416/364-2551

(Address, including zip code and telephone number,
including area code, of registrant's principal executive offices)

Mark Fletcher, Esquire
Executive Vice President and General Counsel
33 Harbor Square, Suite 202
Toronto, Ontario
Canada M5J 2G2
416/364-2551

copies to:

Gary A. Miller, Esquire
Eckert Seamans Cherin & Mellott, LLC
1515 Market Street - 9th Floor
Philadelphia, PA 19102
215/851-8472

(Name, address, including zip code, and telephone number,
including area code, of agent for service)

Approximate Date of Commencement of Proposed Sale to the Public: FROM TIME TO TIME AFTER THE EFFECTIVE DATE OF THIS REGISTRATION STATEMENT.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

Calculation of Registration Fee

Title of Each Class of Securities To Be Registered*	Amount To Be Registered(1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee

Common Stock $.001 par value	3,520,688	$1.41(3)	$4,964,170	$531.17

Common Stock $.001 par value, issuable upon exercise or conversion of outstanding securities and rights	11,499,741	$1.41(3)	$16,214,635	$1,734.97

Totals	15,020,429		$21,178,805	$2,266,13

* This registration statement also includes an indeterminate number of additional shares of common stock as may from time to time become issuable as a result of any stock split, stock dividend and other similar transactions; which shares are registered hereunder pursuant to Rule 416 under the Securities Act of 1933, as amended.

(1)	These shares include outstanding shares of common stock and shares issuable upon the exercise of warrants to purchase shares of our common stock and are registered for resale.

(2)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457 under the Securities Act of 1933, as amended.

(3)	Based on the average of the high and low prices of our common stock reported on the NASDAQ Capital Market for June 15, 2006.

WE HEREBY AMEND THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL WE FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

Subject to completion, dated June , 2006

The information in this prospectus is not complete and may change. The selling stockholders may not sell these securities (except pursuant to a transaction exempt from the registration requirements of the Securities Act of 1933) until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PROSPECTUS

GENEREX BIOTECHNOLOGY CORPORATION

15,020,429 Shares of Common Stock

We are registering 15,020,429 shares of our common stock for resale by the selling stockholders listed on page 11.

•	11,499,741 of these shares are issuable upon exercise of outstanding warrants.

•	3,520,688 of these shares are currently outstanding and held by selling stockholders.

The prices at which the selling stockholders may sell shares of our common stock will be determined by the prevailing market price for such shares or in negotiated transactions.

Our common stock is quoted on the NASDAQ Capital Market under the symbol "GNBT." The last sale price of our common stock on June 15, 2006, as reported by NASDAQ, was $1.45 per share.

Investing in our common stock involves a high degree of risk. See "Risk Factors" beginning on page 2 to read about the factors you should consider before investing.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is June __, 2006

TABLE OF CONTENTS

PROSPECTUS SUMMARY	1

RISK FACTORS	2

NOTE ABOUT FORWARD-LOOKING STATEMENTS	8

AVAILABILITY OF ADDITIONAL INFORMATION	9

USE OF PROCEEDS	10

SELLING STOCKHOLDERS	10

PLAN OF DISTRIBUTION	12

LEGAL MATTERS	14

EXPERTS	14

PART II	15

PROSPECTUS SUMMARY

About Generex

Generex Biotechnology Corporation is a Delaware corporation engaged in the research and development of injection-free methods for delivery of large molecule drugs. We are a development stage company.

To date, we have focused most of our efforts and resources on a platform technology to orally administer large molecule drugs by absorption through the walls of the mouth cavity. The mouth cavity is also known as the "buccal" cavity. Large molecule drugs include proteins, hormones, peptides and vaccines. Large molecule drugs, such as synthetic insulin, are presently administered almost exclusively by injection.

The initial product that we have been trying to develop is an oral insulin formulation for use in the treatment of diabetes. The formulation is sprayed into the mouth using our RapidMist(TM) device, a small and lightweight aerosol applicator that administers a metered dose for absorption. Absorption occurs through the mucous membranes in the buccal cavity.

We have also pursued the application of our technology for the buccal delivery of pharmaceutical products in addition to insulin, such as the buccal delivery of morphine, fentanyl citrate and low molecular weight heparin.

In August 2003 we acquired Antigen Express, Inc. (Antigen). Antigen is engaged in the research and development of technologies for the treatment of malignant, infectious, autoimmune and allergic diseases.

Our principal offices are located at 33 Harbour Square, Suite 202, Toronto, Ontario, Canada M5J 2G2 and our telephone number is (416) 364-2551.

About This Prospectus

We are registering our common stock for resale by selling stockholders. The selling stockholders and the specific number of shares that they each may resell through this prospectus are listed on page 10.

The shares offered for resale by this prospectus include the following:

•	11,499,741 shares of common stock issuable upon exercise of warrants.

•	3,520,688 of these shares are currently outstanding and held by the selling stockholders.

On June 1, 2006, we entered into a Securities Purchase Agreement with four of the selling stockholders pursuant to which we issued an aggregate of 3,414,636 shares of common stock and warrants exercisable for 2,560,980 shares of common stock in private placement. We are registering these shares and the shares issuable upon exercise of these warrants for resale by the selling shareholders.

This Prospectus also relates to:

•	an aggregate of 70,000 warrants issued to two employees (one of whom is an officer and director)
•	an aggregate of 106,052 shares and 25,000 warrants issued to consultants; and
•	an aggregate of 8,843,761 shares which may be issued to five of the selling shareholders upon exercise of warrants issued to them in connection with the exercise of previously outstanding warrants.

This prospectus may only be used where it is legal to offer and sell the shares covered by this prospectus. We have not taken any action to register or obtain permission for this offering or the distribution of this prospectus in any country other than the United States.

Information on Outstanding Shares

The number of shares outstanding before and after this offering are set forth below:

Common stock outstanding before the offering	106,432,647 shares of Common Stock

Common stock to be outstanding after the offering	117,932,388 shares of Common Stock

The number set forth above for the shares of common stock outstanding before this offering is the number of shares outstanding on June 12, 2006, including the shares of common stock offered for resale by this prospectus.

The numbers set forth above do not include (i) 9,044,597 shares of our common stock that, as of the date of this prospectus, are issuable upon the exercise of outstanding options and (ii) 4,891,423 shares of our common stock that, as of the date of this prospectus, are issuable upon the exercise of outstanding warrants other than those covered by this prospectus. These additional options and warrants are exercisable at prices ranging from $.001 to $14.53 per share, with a weighted average exercise price for the options of $1.51 per share and a weighted average exercise price for the warrants of $2.16 per share.

RISK FACTORS

An investment in our stock is very speculative and involves a high degree of risk. You should carefully consider the following important factors, as well as the other information in this prospectus and the other reports that we have filed heretofore (and will file hereafter) with the Securities and Exchange Commission, before purchasing our stock. The following discussion outlines certain factors that we think could cause our actual outcomes and results to differ materially from our forward-looking statements.

RISKS RELATED TO OUR FINANCIAL CONDITION

We have a history of losses, and will incur additional losses.

We are a development stage company with a limited history of operations, and do not expect ongoing revenues from operation in the immediately foreseeable future. To date, we have not been profitable and our accumulated net loss was $175,705,417 at April 30, 2006. Our losses have resulted principally from costs incurred in research and development, including clinical trials, and from general and administrative costs associated with our operations. While we seek to attain profitability, we cannot be sure that we will ever achieve product and other revenue sufficient for us to attain this objective.

With the exception of our oral insulin formulation which was approved for commercial sale in Ecuador in early May 2005, our product candidates are in research or early stages of pre-clinical and clinical development. We will need to conduct substantial additional research, development and clinical trials. We will also need to receive necessary regulatory clearances both in the United States and foreign countries and obtain meaningful patent protection for and establish freedom to commercialize each of our product candidates. We cannot be sure that we will obtain required regulatory approvals, or successfully research, develop, commercialize, manufacture and market any other product candidates. We expect that these activities, together with future general and administrative activities, will result in significant expenses for the foreseeable future.

We need additional capital.

To progress in product development or marketing, we will need additional capital which may not be available to us. This may delay our progress in product development or market.

We will require funds in excess of our existing cash resources:

•	to proceed with the development of our buccal insulin product;
•	to develop other buccal and immunomedicine products;
•	to develop new products based on our buccal delivery and immunomedicine technologies, including clinical testing relating to new products;
•	to develop or acquire other technologies or other lines of business;
•	to establish and expand our manufacturing capabilities;
•	to finance general and administrative and research activities that are not related to specific products under development;
•	to finance the research and development activities of our subsidiary Antigen; and
•	to manufacture, market and distribute our products in Ecuador.

In the past, we have funded most of our development and other costs through equity financing. We anticipate that our existing capital resources will enable us to maintain currently planned operations through the next twelve months. However, this expectation is based on our current operating plan, which could change as a result of many factors, and we may need additional funding sooner than anticipated. Because our operating and capital resources are insufficient to meet future requirements, we will have to raise additional funds in the near future to continue the development and commercialization of our products. Unforeseen problems, including materially negative developments in our clinical trials or in general economic conditions, could interfere with our ability to raise additional equity capital or materially adversely affect the terms upon which such funding is available. Recent changes in the application of the rules of The Nasdaq Stock Market may also make it more difficult for us to raise private equity capital.

It is possible that we will be unable to obtain additional funding as and when we need it. If we were unable to obtain additional funding as and when needed, we could be forced to delay the progress of certain development efforts. Such a scenario poses risks. For example, our ability to bring a product to market and obtain revenues could be delayed, our competitors could develop products ahead of us, and/or we could be forced to relinquish rights to technologies, products or potential products.

Our independent auditors have expressed substantial doubt about our ability to continue as a going concern.

In their audit opinion issued in connection with our consolidated balance sheets as of July 31, 2005 and our consolidated statement of operations, stockholder’s equity and cash flows for the year then ended and for the period from November 2, 1995 (date of inception) to July 31, 2005, our auditors have expressed substantial doubt about our ability to continue as a going concern given our recurring net losses, negative cash flows from operations and working capital deficiency.

The financial statements for the period ending July 31, 2005 have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities and commitments in the normal course of business. The financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or amounts of liabilities that might be necessary should we be unable to continue in existence.

New equity financing could dilute current stockholders.

If we raise funds through equity financing to meet the needs discussed above, it will have a dilutive effect on existing holders of our shares by reducing their percentage ownership. The shares may be sold at a time when the market price is low because we need the funds. This will dilute existing holders more than if our stock price was higher. In addition, equity financings normally involve shares sold at a discount to the current market price.

Our research and development and marketing efforts are likely to be highly dependent on corporate collaborators and other third parties who may not devote sufficient time, resources and attention to our programs, which may limit our efforts to successfully develop and market potential products.

Because we have limited resources, we have sought to enter into collaboration agreements with other pharmaceutical companies that will assist us in developing, testing, obtaining governmental approval for and commercializing products using our buccal delivery and immunomedicine technologies. Any collaborator with whom we may enter into such collaboration agreements may not support fully our research and commercial interests since our program may compete for time, attention and resources with such collaborator's internal programs. Therefore, these collaborators may not commit sufficient resources to our program to move it forward effectively, or that the program will advance as rapidly as it might if we had retained complete control of all research, development, regulatory and commercialization decisions.

RISKS RELATED TO OUR TECHNOLOGIES

Because our technologies and products are at an early stage of development, we cannot expect revenues in the foreseeable future.

With the exception of Oral-lyn™, our proprietary oral insulin spray formulation which has been approved for commercial marketing and sale in Ecuador for the treatment of Type-1 and Type-2 diabetes, we have no products approved for commercial sale at the present time. To be profitable, we must not only successfully research, develop and obtain regulatory approval for our products under development, but also manufacture, introduce, market and distribute them once development is completed. We may not be successful in one or more of these stages of the development or commercialization of our products, and/or any of the products we develop may not be commercially viable.

While over 1,200 patients with diabetes have been dosed with our oral insulin formulation at approved facilities in seven countries, our insulin product has only recently been approved for marketing in Ecuador. Until we can manufacture, market and distribute our oral insulin product in Ecuador and can establish that it is a commercially viable product, we will not receive revenues from ongoing operations.

We will not receive substantial revenues from operations until we receive regulatory approval to sell our products in one or more countries other than Ecuador. Many factors impact our ability to obtain approvals for commercially viable products.

Only one of our products has been approved for commercial sale by drug regulatory authorities, and that approval was obtained in Ecuador. We have begun the regulatory approval process for our oral insulin formulation, buccal morphine and fentanyl products in other countries. Our immunomedicine products are in the pre-clinical stage of development.

Pre-clinical and clinical trials of our products, and the manufacturing and marketing of our technologies, are subject to extensive, costly and rigorous regulation by governmental authorities in the United States, Canada and other countries. The process of obtaining required regulatory approvals from the Food and Drug Administration and other regulatory authorities often takes many years, is expensive and can vary significantly based on the type, complexity and novelty of the product candidates. For these reasons, it is possible we will never receive approval for one or more product candidates in any country other than Ecuador.

Delays in obtaining United States or other foreign approvals for our products could result in substantial additional costs to us, and, therefore, could adversely affect our ability to compete with other companies. If regulatory approval is ultimately granted in any country other than Ecuador, the approval may place limitations on the intended use of the product we wish to commercialize, and may restrict the way in which we are permitted to market the product.

Due to legal and factual uncertainties regarding the scope and protection afforded by patents and other proprietary rights, we may not have meaningful protection from competition.

Our long-term success will substantially depend upon our ability to protect our proprietary technologies from infringement, misappropriation, discovery and duplication and avoid infringing the proprietary rights of others. Our patent rights, and the patent rights of biotechnology and pharmaceutical companies in general, are highly uncertain and include complex legal and factual issues. Because of this, our pending patent applications may not be granted. These uncertainties also mean that any patents that we own or will obtain in the future could be subject to challenge, and even if not challenged, may not provide us with meaningful protection from competition. Due to our financial uncertainties, we may not possess the financial resources necessary to enforce our patents. Patents already issued to us or our pending applications may become subject to dispute, and any dispute could be resolved against us.

Because a substantial number of patents have been issued in the field of alternative drug delivery and because patent positions can be highly uncertain and frequently involve complex legal and factual questions, the breadth of claims obtained in any application or the enforceability of our patents cannot be predicted. Consequently, we do not know whether any of our pending or future patent applications will result in the issuance of patents or, to the extent patents have been issued or will be issued, whether these patents will be subject to further proceedings limiting their scope, will provide significant proprietary protection or competitive advantage, or will be circumvented or invalidated.

Also because of these legal and factual uncertainties, and because pending patent applications are held in secrecy for varying periods in the United States and other countries, even after reasonable investigation we may not know with certainty whether any products that we (or a licensee) may develop will infringe upon any patent or other intellectual property right of a third party. For example, we are aware of certain patents owned by third parties that such parties could attempt to use in the future in efforts to affect our freedom to practice some of the patents that we own or have applied for. Based upon the science and scope of these third party patents, we believe that the patents that we own or have applied for do not infringe any such third party patents; however, we cannot know for certain whether we could successfully defend our position, if challenged. We may incur substantial costs if we are required to defend the Company in patent suits brought by third parties. These legal actions could seek damages and seek to enjoin testing, manufacturing and marketing of the accused product or process. In addition to potential liability for significant damages, we could be required to obtain a license to continue to manufacture or market the accused product or process.

RISKS RELATED TO MARKETING OF OUR POTENTIAL PRODUCTS

We may not become, or stay, profitable even if our products are approved for sale.

Even if we obtain regulatory approval to market our oral insulin product or any other product candidate in another country other than Ecuador, many factors may prevent the product from ever being sold in commercial quantities. Some of these factors are beyond our control, such as:

•	acceptance of the formulation or treatment by health care professionals and diabetic patients;
•	the availability, effectiveness and relative cost of alternative diabetes or immunomedicine treatments that may be developed by competitors; and

•	the availability of third-party (i.e., insurer and governmental agency) reimbursements.

We will not receive revenues from our oral insulin formulation in Ecuador or any of our other products that may receive regulatory approval until we can successfully manufacture, market and distribute them in the relevant market.

We will have to depend upon others for marketing and distribution of our products, including Oral-lyn™ in Ecuador, and we may be forced to enter into contracts limiting the benefits we may receive and the control we have over our products. We intend to rely on collaborative arrangements with one or more other companies that possess strong marketing and distribution resources to perform these functions for us. We may not be able to enter into beneficial contracts, and we may be forced to enter into contracts for the marketing and distribution of our products that substantially limit the potential benefits to us from commercializing these products. In addition, we will not have the same control over marketing and distribution that we would have if we conducted these functions ourselves.

We may not be able to compete with treatments now being marketed and developed, or which may be developed and marketed in the future by other companies.

Our products will compete with existing and new therapies and treatments. We are aware of a number of companies currently seeking to develop alternative means of delivering insulin, as well as new drugs intended to replace insulin therapy at least in part. We are also aware of a number of companies currently seeking to develop alternative means of enhancing and suppressing peptides. In the longer term, we also face competition from companies that seek to develop cures for diabetes and other malignant, infectious, autoimmune and allergic diseases through techniques for correcting the genetic deficiencies that underlie such diseases.

Numerous pharmaceutical, biotechnology and drug delivery companies, hospitals, research organizations, individual scientists and nonprofit organizations are engaged in the development of alternatives to our technologies. Many of these companies have greater research and development capabilities, experience, manufacturing, marketing, financial and managerial resources than we do. Accordingly, our competitors may succeed in developing competing technologies, obtaining Food and Drug Administration approval for products or gaining market acceptance more rapidly than we can.

If government programs and insurance companies do not agree to pay for or reimburse patients for our products, we will not be successful.

Sales of our oral insulin formulation in Ecuador and our potential products in other markets depend in part on the availability of reimbursement by third-party payers such as government health administration authorities, private health insurers and other organizations. Third-party payers often challenge the price and cost-effectiveness of medical products and services. Governmental approval of health care products does not guarantee that these third party payers will pay for the products. Even if third party payers do accept our product, the amounts they pay may not be adequate to enable us to realize a profit. Legislation and regulations affecting the pricing of pharmaceuticals may change before our products are approved for marketing and any such changes could further limit reimbursement.

RISKS RELATED TO POTENTIAL LIABILITIES

We face significant product liability risks, which may have a negative effect on our financial condition.

The administration of drugs or treatments to humans, whether in clinical trials or commercially, can result in product liability claims whether or not the drugs or treatments are actually at fault for causing an injury. Furthermore, our products may cause, or may appear to have caused, serious adverse side effects (including death) or potentially dangerous drug interactions that we may not learn about or understand fully until the drug or treatment has been administered to patients for some time. Product liability claims can be expensive to defend and may result in large judgments or settlements against us, which could have a severe negative effect on our financial condition. We maintain product liability insurance in amounts we believe to be commercially reasonable for our current level of activity and exposure, but claims could exceed our coverage limits. Furthermore, due to factors in the insurance market generally and our own experience, we may not always be able to purchase sufficient insurance at an affordable price. Even if a product liability claim is not successful, the adverse publicity and time and expense of defending such a claim may interfere with our business.

RISKS RELATED TO THE MARKET FOR OUR COMMON STOCK

Our common stock may be delisted from The Nasdaq Capital Market.

On June 5, 2003, our common stock was delisted from The Nasdaq National Market because of our failure to maintain a minimum of $10,000,000 in stockholders' equity. On June 5, 2003, our stock began trading on The Nasdaq Capital Market. The Nasdaq Capital Market has its own standards for continued listing, including a minimum of $2.5 million stockholders' equity. As of July 31, 2004, our stockholders' equity was $529,751. As a result, on November 19, 2004, we received notice from The Nasdaq Stock Market informing us that we do not comply with Market Place Rule 4310(c)(2)(B), which requires us to have a minimum of $2,500,000 in stockholders' equity or $35,000,000 market value of listed securities or $500,000 of net income from continuing operations for the most recently completed fiscal year or two of the three most recently completed fiscal years. On December 22, 2004, all outstanding shares of our Series A Convertible Preferred Stock were converted to common stock, resulting in the elimination of approximately $14,300,000 of mezzanine equity and an equal amount was added to additional paid-in capital attributable to the common stock, increasing stockholders' equity by that amount. Based on this, the delisting proceeding relating to failure to meet stockholders’ equity standards was terminated. Because we are still in the development stage, there is no guarantee that we will sustain compliance with this standard. In the event we cannot sustain compliance, our shares of common stock may be delisted from The Nasdaq Capital Market and begin trading on the over-the-counter bulletin board.

In addition, for continued listing on both The Nasdaq National Market and Capital Market, our stock price must be at least $1.00. Since October of 2004, our stock price traded below this minimum per share requirement for thirty (30) consecutive business days. As a result, on November 24, 2004, we received notice from The Nasdaq Stock Market informing us that we did not comply with Marketplace Rule 4310(c)(4), which requires us to have a minimum bid price per share of at least $1.00 for thirty (30) consecutive business days. On November 14, 2005, we achieved compliance with this rule as the bid price was at least $1 on more than ten consecutive trading days. However, since that time, our stock has traded below $1.00 on occasion, and if our stock price is again below $1.00 for 30 consecutive trading days, we will again be subject to potential delisting.

If our stock is delisted from NASDAQ Capital Market, it may become subject to Penny Stock Regulations and there will be less interest for our stock in the market. This may result in lower prices for our stock and make it more difficult for us to obtain financing.

If our stock is not listed on NASDAQ and fails to maintain a price of $5.00 or more per share, our stock would become subject to the SEC's "Penny Stock" rules. These rules require a broker to deliver, prior to any transaction involving a Penny Stock, a disclosure schedule explaining the Penny Stock Market and its risks. Additionally, broker/dealers who recommend Penny Stocks to persons other than established customers and accredited investors must make a special written suitability determination and receive the purchaser's written agreement to a transaction prior to the sale. In the event our stock becomes subject to these rules, it will become more difficult for broker/dealers to sell our common stock. Therefore, it may be more difficult for us to obtain financing.

The price of our common stock may be volatile.

There may be wide fluctuations in the price of our common stock. These fluctuations may be caused by several factors including:

•	announcements of research activities and technology innovations or new products by us or our competitors;
•	changes in market valuation of companies in our industry generally;
•	variations in operating results;
•	changes in governmental regulations;
•	developments in patent and other proprietary rights;
•	public concern as to the safety of drugs or treatments developed by us or others;
•	results of clinical trials of our products or our competitors' products; and
•	regulatory action or inaction on our products or our competitors' products.

From time to time, we may hire companies to assist us in pursuing investor relations strategies to generate increased volumes of investment in our common stock. Such activities may result, among other things, in causing the price of our common stock to increase on a short-term basis.

Furthermore, the stock market generally and the market for stocks of companies with lower market capitalizations and small biopharmaceutical companies, like us, have from time to time experienced, and likely will again experience significant price and volume fluctuations that are unrelated to the operating performance of a particular company.

Our outstanding Special Voting Rights Preferred Stock and provisions of our Restated Certificate of Incorporation could delay or prevent the acquisition or sale of our business.

Holders of our Special Voting Rights Preferred Stock have the ability to prevent any change of control in us. Dr. Pankaj Modi, a former officer and director of our company, owns all of our Special Voting Rights Preferred Stock. In addition, our Restated Certificate of Incorporation permits our Board of Directors to designate new series of preferred stock and issue those shares without any vote or action by our stockholders. Such newly authorized and issued shares of preferred stock could contain terms that grant special voting rights to the holders of such shares that make it more difficult to obtain stockholder approval for an acquisition of our business or increase the cost of any such acquisition.

NOTE ABOUT FORWARD-LOOKING STATEMENTS

We have made statements in this prospectus that may be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements can be identified by introductory words such as "expects," "plans," "intends," "believes," "will," "estimates," "forecasts," "projects" or words of similar meaning, and by the fact that they do not relate strictly to historical or current facts. Our forward-looking statements address, among other things:

•	our expectations concerning product candidates for our technologies;
•	our expectations concerning existing or potential development and license agreements for third-party collaborations and joint ventures;
•	our expectations of when different phases of clinical activity may commence; and
•	our expectations of when regulatory submissions may be filed or when regulatory approvals may be received.

Any or all of our forward-looking statements may turn out to be wrong. They may be affected by inaccurate assumptions that we might make or by known or unknown risks and uncertainties. Actual outcomes and results may differ materially from what is expressed or implied in our forward-looking statements. Among the factors that could affect future results are:

•	the inherent uncertainties of product development based on our new and as yet not fully proven technologies;
•	the risks and uncertainties regarding the actual effect on humans of seemingly safe and efficacious formulations and treatments when tested clinically;
•	the inherent uncertainties associated with clinical trials of product candidates; and
•	the inherent uncertainties associated with the process of obtaining regulatory approval to market product candidates; and
•	the inherent uncertainties associated with commercialization of products that have received regulatory approval.

Additional factors that could affect future results are set forth above under the caption “Risk Factors”. We caution investors that the forward-looking statements contained in this prospectus must be interpreted and understood in light of conditions and circumstances that exist as of the date of this prospectus. We expressly disclaim any obligation or undertaking to update or revise forward-looking statements made in this prospectus to reflect any changes in management's expectations resulting from future events or changes in the conditions or circumstances upon which such expectations are based.

AVAILABILITY OF ADDITIONAL INFORMATION

We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission, or the Commission. Our filings are available to the public over the internet at the Commission's web site at http://www.sec.gov. You may also read and copy any document we file at the SEC's Public Reference Rooms in Washington, D.C.. The Public Reference Room in Washington, D.C. is located at Headquarters Office, 100 F Street, N.E., Room 1580, Washington, DC 20549. Please call the Commission at 1-800-SEC-0330 for further information on the Public Reference Rooms.

The Commission allows us to "incorporate by reference" in this prospectus the information we file with it, which means that we can disclose important information to you by referring you to those documents. Information incorporated by reference is an important part of this prospectus, and information that we file later with the Commission will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the Commission under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until all shares offered by this prospectus are sold:

•	Annual Report on Form 10-K and amendment, for the fiscal year ended July 31, 2005.

•
Current Reports on Form 8-K filed on September 9, 2005, October 31, 2005, November 15, 2005, December 5, 2005, December 15, 2005, January 12, 2006, January 20, 2006, January 24, 2006, February 2, 2006, February 28, 2006, March 1, 2006, March 7, 2006, June 2, 2006, June 19, 2006 and June 22, 2006.

•	Quarterly Reports on Form 10-Q for the fiscal quarters ended October 31, 2005, January 31, 2006 and April 30, 2006.

•
The description of our common stock contained in our registration statement on Form 10 filed on December 14, 1998, as amended by a Form 10/A filed on February 24, 1999, and including any amendment or report subsequently filed for the purpose of updating the description.

You may request a copy of these filings at no cost. Please direct your requests to Mark Fletcher, Executive Vice President and General Counsel, 33 Harbour Square, Suite 202, Toronto, Ontario, Canada M5J 2G2 (telephone 416/364-2551).

You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement. We have not authorized anyone else to provide you with different information. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front page of those documents. This prospectus does not contain all of the information set forth in the registration statement. You should read the entire registration statement for further information about us and our common stock.

USE OF PROCEEDS

We will not receive any proceeds from the resale of shares covered by this prospectus. We expect to receive proceeds of approximately $30, 912,090 upon the exercise of warrants to which this Prospectus relates. If and when we receive such proceeds, we would use them to support our working capital requirements or for other purposes.

SELLING STOCKHOLDERS

The following table shows certain information as of the date of this prospectus regarding the number of shares of common stock owned by the selling stockholders and the number of shares of common stock that are included for sale in this prospectus. The table assumes that all shares offered for sale in the prospectus are sold.

Name	Outstanding Shares Owned Before Offering (1)		Number of Shares Offered by Selling Stockholder		Outstanding Shares Owned After Offering (2)
Cranshire Capital, L.P. (10)	17,535,850	(3)	4,528,022	(4)(5)	13,007,828	(3)(9)
Iroquois Capital, LP (11)	5,095,891	(3)	3,613,388	(4)(6)	1,482,503	(3)(9)
Omicron Master Trust (12)	2,677,014	(3)	1,255,459	(4)(7)	1,421,555	(3)(9)
Smithfield Fiduciary LLC (13)	3,675,871	(3)	3,613,388	)(4)(6	62,483	(3)(9)
Rockmore Investment Master Fund(14)	2,225,427		1,809,120	(4)(8)	416,307	(3)(9)
Dr. John Zinckgraf	20,000		20,000		0
Ananindeau, S.A.	100,000		100,000		0
Judith Atkins	1,400		1,400		0
Dr. Gerald Bernstein	205,159		50,000		155,159
Jason Jones	2,390		2,390		0
Anita Klimczyk	2,262		2,262		0
Sound Capital	25,000		25,000		0

TOTAL STOCK	31,566,264		15,020,429		16,545,835

(1)	Includes all shares beneficially owned by the selling stockholder as of the date hereof.

(2)	Assumes sale of all shares offered by this prospectus are sold.

(3)
For these selling stockholders, includes shares issuable upon exercise of certain warrants and/or conversion of debentures or other convertible securities issued to these selling stockholders in certain other private placement transactions. The shares of common stock issuable upon the exercise or conversion of such debentures, warrants and other convertible securities have been previously registered by the Company, including on the Company’s Form S-3 Registration Statements (File Nos. 333-121309, 333-126624 and 333-128328 and 333-131430), as amended.

(4)
Includes (A) outstanding shares of common stock held by the selling stockholders as of the date hereof and (B) shares of common stock issuable upon the exercise of warrants held by the selling stockholders as of the date hereof.

(5)	Includes 3,034,118 shares of common stock issuable upon the exercise of warrants issued to the selling stockholder in connection with the exercise of its existing warrants.

(6)	Includes 2,119,484 shares of common stock issuable upon the exercise of warrants issued to these selling stockholders in connection with the exercise of their existing warrants.

(7)	Includes 1,255,459 shares of common stock issuable upon exercise of warrants issued to the selling stockholder in connection with the exercise of its existing warrants.

(8)	Includes 315,216 shares of common stock issuable upon exercise of warrants issued to the selling stockholder in connection with the exercise of its existing warrants.

(9)
The number of shares presented in the table represents the number which would be beneficially owned upon exercise of all warrants and conversion of all debentures and other convertible instruments held by these Selling Stockholders. However, the warrants, convertible debentures and other convertible instruments held by these Selling Stockholders contain provisions prohibiting their exercise or conversion to the extent that such exercise or conversion would cause the holder to own more than 4.99% of Generex’s outstanding stock. Therefore, to the extent that the shares reported exceed 4.99% of the outstanding stock (5,310,989) shares as of the date of this Prospectus), these shares may not be deemed beneficially owned by the Selling Shareholder under applicable SEC regulations.

(10)
Mitchell P. Kopin, the president of Downview Capital, Inc., the general partner of Cranshire Capital, L.P, has sole voting control and investment discretion over securities held by Cranshire Capital, L.P.  Each of Mitchell P. Kopin and Downview Capital, Inc. disclaims beneficial ownership of the shares held by Cranshire Capital, L.P. The shareholder will own approximately 3.8% of the shares outstanding after the offering.

(11)
Joshua Silverman has voting control and investment decision over securities held by Iroquois Capital, LP. Mr. Silverman disclaims beneficial ownership of the shares held by Iroquois Capital, LP. The shareholder will own approximately 3.1% of the shares outstanding after the offering.

(12)
Omicron Capital, L.P., a Delaware limited partnership (“Omicron Capital”), serves as investment manager to Omicron Master Trust, a trust formed under the laws of Bermuda (“Omicron”), Omicron Capital, Inc., a Delaware corporation (“OCI”), serves as general partner of Omicron Capital, and Winchester Global Trust Company Limited (“Winchester”) serves as the trustee of Omicron. By reason of such relationships, Omicron Capital and OCI may be deemed to share dispositive power over the shares of our common stock owned by Omicron, and Winchester may be deemed to share voting and dispositive power over the shares of our common stock owned by Omicron. Omicron Capital, OCI and Winchester disclaim beneficial ownership of such shares of our common stock. Omicron Capital has delegated authority from the board of directors of Winchester regarding the portfolio management decisions with respect to the shares of common stock owned by Omicron and, as of April 21, 2003, Mr. Olivier H. Morali and Mr. Bruce T. Bernstein, officers of OCI, have delegated authority from the board of directors of OCI regarding the portfolio management decisions of Omicron Capital with respect to the shares of common stock owned by Omicron. By reason of such delegated authority, Messrs. Morali and Bernstein may be deemed to share dispositive power over the shares of our common stock owned by Omicron. Messrs. Morali and Bernstein disclaim beneficial ownership of such shares of our common stock and neither of such persons has any legal right to maintain such delegated authority. No other person has sole or shared voting or dispositive power with respect to the shares of our common stock being offered by Omicron, as those terms are used for purposes under Regulation 13D-G of the Securities Exchange Act of 1934, as amended. Omicron and Winchester are not “affiliates” of one another, as that term is used for purposes of the Securities Exchange Act of 1934, as amended, or of any other person named in this prospectus as a selling stockholder. No person or “group” (as that term is used in Section 13(d) of the Securities Exchange Act of 1934, as amended, or the SEC’s Regulation 13D-G) controls Omicron and Winchester. The shareholder will own approximately 1.1% of the shares outstanding after the offering.

(13)
Highbridge Capital Management, LLC is the trading manager of Smithfield Fiduciary LLC and consequently has voting control and investment discretion over securities held by Smithfield Fiduciary LLC. Glenn Dubin and Henry Swieca control Highbridge Capital Management, LLC. Each of Highbridge Capital Management, LLC, Glenn Dubin and Henry Swieca diclaims beneficial ownership of the securities held by Smithfield Fiduciary LLC. The shareholder will own approximately 3.1% of the shares outstanding after the offering.

(14)	Rockmore Investments will own approximately 1.5% of the shares outstanding after the offering.

No selling stockholder has held a position as a director or executive officer nor has had a material employment relationship with us or any of our affiliates, or our or their predecessors, within the past three years.

PLAN OF DISTRIBUTION

Each selling stockholding of our common stock and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock on the NASDAQ Stock Market or any other stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. A selling stockholder may use any one or more of the following methods when selling shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	settlement of short sales entered into after the date of this prospectus;

•	broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise; or

•	any other method permitted pursuant to applicable law.

The selling stockholders may also sell shares under Rule 144 under the Securities Act of 1933, as amended, if available, rather than under this prospectus.

Broker-dealers engaged by the selling stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. Each selling stockholder does not expect these commissions and discounts relating to its sales of shares to exceed what is customary in the types of transactions involved.

In connection with the sale of our common stock or interests therein, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The selling stockholders may also sell shares of our common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The selling stockholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each selling stockholder has informed us that it does not have any agreement or understanding, directly or indirectly, with any person to distribute our common stock.

We are required to pay certain fees and expenses incurred by us incident to the registration of the shares. We have agreed to indemnify the selling stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

Because selling stockholders may be deemed to be “underwriters” within the meaning of the Securities Act, they will be subject to the prospectus delivery requirements of the Securities Act. In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than under this prospectus. Each selling stockholder has advised us that they have not entered into any agreements, understandings or arrangements with any underwriter or broker-dealer regarding the sale of the resale shares. There is no underwriter or coordinating broker acting in connection with the proposed sale of the resale shares by the selling stockholders.

We agreed to keep this prospectus effective until the earlier of (i) the date on which the shares may be resold by the selling stockholders without registration and without regard to any volume limitations by reason of Rule 144(e) under the Securities Act or any other rule of similar effect or (ii) all of the shares have been sold pursuant to the prospectus or Rule 144 under the Securities Act or any other rule of similar effect. The resale shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Securities Exchange Act, any person engaged in the distribution of the resale shares may not simultaneously engage in market making activities with respect to our common stock for a period of two business days prior to the commencement of the distribution. In addition, the selling stockholders will be subject to applicable provisions of the Securities Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of shares of our common stock by the selling stockholders or any other person. We will make copies of this prospectus available to the selling stockholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale.

LEGAL MATTERS

The validity of the issuance of the shares of common stock offered in this prospectus will be passed upon for us by Eckert Seamans Cherin & Mellott, LLC, 1515 Market Street, 9th Floor, Philadelphia, PA 19102. The firm of Eckert Seamans Cherin & Mellott owns 128,172 shares of common stock which it received in payment of legal fees and expenses in 1998 (60,000 shares of which the firm currently owns 30,000 shares) and upon the exercise of warrants (98,172 shares). The firm also has been granted options exercisable for 30,000 shares at $7.56 per share under our 2000 Stock Option Plan. Members of the firm own additional shares (less than one percent in total) that they purchased from time to time for cash, either from us or in the public market.

EXPERTS

The consolidated financial statements incorporated by reference in this prospectus have been audited by BDO Dunwoody LLP, an independent registered public accounting firm, to the extent and for the periods set forth in their report incorporated herein by reference, and are incorporated herein in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

We will pay all reasonable expenses incident to the registration of shares other than any commissions and discounts of underwriters, dealers or agents. Such expenses are set forth in the following table. All of the amounts shown are estimates except the Securities and Exchange Commission registration fee.

Securities and Exchange Commission registration fee	$2,266.13
Legal fees and expenses	$5,000.00
Accounting fees and expenses	$10,000.00
Other	$1,000.00
Total	$18,266.13

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Section 145 of the Delaware General Corporation Law authorizes a corporation to indemnify its directors, officers, employees or other agents in terms sufficiently broad to permit indemnification (including reimbursement for expenses incurred) under certain circumstances for liabilities arising under the Securities Act. Our Restated Certificate of Incorporation (Exhibit 3(i) hereto) and Bylaws (Exhibit 3(ii) hereto) provide indemnification of our directors and officers to the maximum extent permitted by the Delaware General Corporation Law.

ITEM 16.  EXHIBITS.
Exhibit Number	Description of Exhibit(1)
3(i)	Restated Certificate of Incorporation of Generex Biotechnology Corporation, as amended (incorporated by reference to Form 8-K filed on June 19, 2006)

3(ii)
Bylaws of Generex Biotechnology Corporation (incorporated by reference to Exhibit 3.2 to Generex Biotechnology Corporation’s Registration Statement on Form S-1 (File No. 333-82667) filed on July 12, 1999)

4.1	Form of Common Stock Certificate (incorporated by reference to Exhibit 4.1 to Generex Biotechnology Corporation’s Registration Statement on Form S-1 (File No. 333-82667) filed on July 12, 1999)

4.2.1
Securities Purchase Agreement, dated November 10, 2004, by and among Generex Biotechnology Corporation and the investors named therein (incorporated by reference to Exhibit 4.1 to Generex Biotechnology Corporation’s Report on Form 8-K filed on November 12, 2004)

4.2.2
Form of 6% Secured Convertible Debenture issued in connection with Exhibit 4.2.1 (incorporated by reference to Exhibit 4.2 to Generex Biotechnology Corporation’s Report on Form 8-K filed on November 12, 2004)

4.2.3
Registration Rights Agreement, dated November 10, 2004, by and among Generex Biotechnology Corporation and the investors named therein (incorporated by reference to Exhibit 4.3 to Generex Biotechnology Corporation’s Report on Form 8-K filed on November 12, 2004)

Exhibit Number	Description of Exhibit(1)
4.2.4	Form of Warrant issued in connection with Exhibit 4.2.1 (incorporated by reference to Exhibit 4.4 to Generex Biotechnology Corporation’s Report on Form 8-K filed on November 12, 2004)

4.2.5
Form of Additional Investment Right issued in connection with Exhibit 4.2.1 (incorporated by reference to Exhibit 4.5 to Generex Biotechnology Corporation’s Report on Form 8-K filed on November 12, 2004)

4.2.6
Custodial and Security Agreement, dated November 10, 2004, by and among Generex Biotechnology Corporation, Feldman Weinstein LLP, as custodian, and the investors named therein (incorporated by reference to Exhibit 4.6 to Generex Biotechnology Corporation’s Report on Form 8-K filed on November 12, 2004)

4.2.7	Form of Voting Agreement entered into in connection with Exhibit 4.2.1 (incorporated by reference to Exhibit 4.7 to Generex Biotechnology Corporation’s Report on Form 8-K filed on November 12, 2004)

4.4.1
Promissory Note and Agreement, dated March 28, 2005 by and between Generex Biotechnology Corporation and Cranshire Capital, L.P. (incorporated by reference to Exhibit 4 to Generex Biotechnology Corporation’s Report on Form 8-K filed on April 1, 2005)

4.4.2
Warrant issued to Cranshire Capital, L.P. entered into in connection with Exhibit 4.4.1 (incorporated herein by reference to Exhibit 4.21.2 to Generex Biotechnology Corporation’s Report on Form 10-Q filed on June 14, 2005)

4.5.1
Promissory Note and Agreement, entered into April 6, 2005 by and between Generex Biotechnology Corporation and Omicron Master Trust (incorporated herein by reference to Exhibit 4.22.1 to Generex Biotechnology Corporation’s Report on Form 10-Q filed on June 14, 2005)

4.5.2
Warrant issued to Omicron Master Trust entered into in connection with Exhibit 4.5.1 (incorporated herein by reference to Exhibit 4.22.2 to Generex Biotechnology Corporation’s Report on Form 10-Q filed on June 14, 2005)

4.6.1
June 7, 2005 Amendment to Promissory Note and Agreement, dated March 28, 2005 by and between Generex Biotechnology Corporation and Cranshire Capital, L.P. (incorporated by reference to Exhibit 4.1 to Generex Biotechnology Corporation’s Report on Form 8-K filed on June 10, 2005)

4.6.2
Warrant issued by Generex Biotechnology Corporation to Cranshire Capital, L.P. on June 7, 2005 in connection with Exhibit 4.6.1 (incorporated by reference to Exhibit 4.2 to Generex Biotechnology Corporation’s Report on Form 8-K filed on June 10, 2005)

4.7.1
June 7, 2005 Amendment to Promissory Note and Agreement, entered into April 6, 2005 by and between Generex Biotechnology Corporation and Omicron Master Trust (incorporated by reference to Exhibit 4.24.1 to Generex Biotechnology Corporation’s Report on Form 10-Q filed on June 14, 2005)

4.7.2
Warrant issued by Generex Biotechnology Corporation to Omicron Master Trust on June 7, 2005 in connection with Exhibit 4.7.1 (incorporated by reference to Exhibit 4.3 to Generex Biotechnology Corporation’s Report on Form 8-K filed on June 10, 2005)

Exhibit Number	Description of Exhibit(1)
4.8.1
Amendment No. 1 to Securities Purchase Agreement and Registration Rights Agreement entered into by and between Generex Biotechnology Corporation and the Purchasers listed on the signature pages thereto (incorporated by reference to Exhibit 4.1 to Generex Biotechnology Corporation’s Report on Form 8-K filed on June 17, 2005)

4.8.2
Form of 6% Secured Convertible Debenture issued by Generex Biotechnology Corporation in connection with Exhibit 4.8.1 (incorporated by reference to Exhibit 4.8.2 to Generex Biotechnology Corporation’s Registration Statement on Form S-3, File No. 333-123624)

4.8.3
Form of Common Stock Purchase Warrant to Purchase 609,756 Shares of Common Stock issued by Generex Biotechnology Corporation in connection with Exhibit 4.8.1 (incorporated by reference to Exhibit 4.8.3 to Generex Biotechnology Corporation’s Registration Statement on Form S-3, File No. 333-123624)

4.8.4
Form of Additional Investment Right to Purchase $500,000 Principal Amount of 6% Convertible Debentures and Warrants issued by Generex Biotechnology Corporation in connection with Exhibit 4.8.1 (incorporated by reference to Exhibit 4.8.4 to Generex Biotechnology Corporation’s Registration Statement on Form S-3, File No. 333-123624)

4.9.1
Amendment No. 2 to Securities Purchase Agreement and Registration Rights Agreement entered into by and between Generex Biotechnology Corporation and the Purchasers listed on the signature pages thereto (incorporated by reference to Exhibit 4.1 to Generex Biotechnology Corporation’s Report on Form 8-K filed on September 9, 2005)

4.9.2
Form of 6% Secured Convertible Debenture issued by Generex Biotechnology Corporation in connection with Exhibit 4.9.1 (incorporated by reference to Exhibit 4.2 to Generex Biotechnology Corporation’s Report on Form 8-K filed on September 9, 2005)

4.9.3
Form of Common Stock Purchase Warrant issued by Generex Biotechnology Corporation in connection with Exhibit 4.9.1 (incorporated by reference to Exhibit 4.3 to Generex Biotechnology Corporation’s Report on Form 8-K filed on September 9, 2005)

4.9.4
Form of Additional Investment Right to Purchase $500,000 Principal Amount of 6% Convertible Debentures and Warrants issued by Generex Biotechnology Corporation in connection with Exhibit 4.9.1 (incorporated by reference to Exhibit 4.4 to Generex Biotechnology Corporation’s Report on Form 8-K filed on September 9, 2005)

4.10
Form of Agreement for Issuance of Generex Biotechnology Corporation Common Shares in Satisfaction of Indebtedness (incorporated by reference to Exhibit 4.9 to Generex Biotechnology Corporation’s Registration Statement on Form S-3, File No. 333-123624)

Exhibit Number	Description of Exhibit(1)
4.11.1
Amendment No. 3 to Securities Purchase Agreement and Registration Rights Agreement entered into by and between Generex Biotechnology Corporation and the Purchasers listed on the signature pages thereto (incorporated by reference to Exhibit 4.1 to Generex Biotechnology Corporation’s Report on Form 8-K filed on December 5, 2005)

4.11.2	Form of AIR Debentures (incorporated by reference to Exhibit 4.3 to Generex Biotechnology Corporation’s Report on Form 8-K filed on December 5, 2005)

4.11.3	Form of AIR Warrants (incorporated by reference to Exhibit 4.4 to Generex Biotechnology Corporation’s Report on Form 8-K filed on December 5, 2005)

4.11.4	Form of Additional AIRs (incorporated by reference to Exhibit 4.5 to Generex Biotechnology Corporation’s Report on Form 8-K filed on December 5, 2005)

4.12.1
Amendment No. 4 to Securities Purchase Agreement and Registration Rights Agreement entered into by and between Generex Biotechnology Corporation and the Purchasers listed on the signature pages thereto (incorporated by reference to Exhibit 4.1 to Generex Biotechnology Corporation’s Report on Form 8-K filed on January 20, 2006)

4.12.2	Form of AIR Debentures (incorporated by reference to Exhibit 4.3 to Generex Biotechnology Corporation’s Report on Form 8-K filed on January 20, 2006)

4.12.3	Form of AIR Warrants (incorporated by reference to Exhibit 4.4 to Generex Biotechnology Corporation’s Report on Form 8-K filed on January 20, 2006)

4.12.4	Form of Additional AIRs (incorporated by reference to Exhibit 4.5 to Generex Biotechnology Corporation’s Report on Form 8-K filed on January 20, 2006)

4.13.1
Securities Purchase Agreement entered into by and between Generex Biotechnology Corporation and the Purchasers listed on the signature pages thereto as of June 1, 2006 (incorporated by reference to Exhibit 4.1 to Generex Biotechnology Corporation’s Report on Form 8-K filed on June 2, 2006)

4.13.2	Form of Warrant issued in connection with Exhibit 4.13.1 (incorporated by reference to Exhibit 4.2 to Generex Biotechnology Corporation’s Report on Form 8-K filed on June 2, 2006)

4.13.3	Form of Amendment to Outstanding Warrants (incorporated by reference to Exhibit 4.3 to Generex Biotechnology Corporation’s Report on Form 8-K filed on June 2, 2006)

4.13.4	Form of Warrants issued in connection with Exhibit 4.13.3 (incorporated by reference to Exhibit 4.4 to Generex Biotechnology Corporation’s Report on Form 8-K filed on June 2, 2006)

5	Opinion of Eckert Seamans Cherin & Mellott, LLC

23.1	Consent of BDO Dunwoody LLP

Exhibit Number	Description of Exhibit(1)
23.2	Consent of Eckert Seamans Cherin & Mellott, LLC (included in Exhibit 5)

(1) In the case of incorporation by reference to documents filed by the Registrant under the Exchange Act, the Registrant’s file number under the Exchange Act is 000-25169.

ITEM 17.  UNDERTAKINGS.

We hereby undertake:

1.	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (i) and (ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by us pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

2.
That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

4.
That, for the purpose of determining any liability under the Securities Act of 1933, each filing of our annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

5.
To deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X is not set forth in the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

6.
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by our director, officer, or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Toronto, Province of Ontario, Canada, on the 23 day of June, 2006.

GENEREX BIOTECHNOLOGY CORPORATION

By:	/s/ Anna E. Gluskin
Anna E. Gluskin, President

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement was signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Anna E. Gluskin	President, Chief Executive Officer
Anna E. Gluskin	and Director	June 23, 2006

/s/ Rose C. Perri	Chief Financial Officer,
Rose C. Perri	Chief Operating Officer and Director	June 23, 2006

/s/ Gerald Bernstein, M.D	Vice President, Director	June 23, 2006
Gerald Bernstein, M.D.

/s/ Mindy Allport-Settle	Director	June 23, 2006
Mindy Allport-Settle

/s/ John Barratt	Director	June 23, 2006
John Barratt

/s/ Peter Amanatides	Director	June 23, 2006
Peter Amanatides

/s/ Brian T. McGee	Director	June 23, 2006
Brian T. McGee

/s/ Slava Jarnitskii	Controller	June 23, 2006
Slava Jarnitskii